Exhibit 10.20

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE COMPLETE SOLARIA, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO COMPLETE SOLARIA, INC. IF PUBLICLY DISCLOSED.

DISTRIBUTION AGREEMENT

This Distribution Agreement (the “Agreement”) is entered into as of the second day of January 2019 (“Effective Date”) between The Solaria Corporation, a Delaware corporation, (“Supplier”) and Consolidated Electrical Distributors, Inc., a Delaware corporation and doing business as CED Greentech (“Distributor”). Supplier and Distributor may also be referred to individually as a “Party” or collectively as “Parties”.

RECITALS

WHEREAS, Supplier is engaged in the business of manufacturing and selling solar panels and other products for solar systems, as further defined below;

WHEREAS, Distributor has extensive experience in the Territory (as defined below) in the marketing, distribution and sale of products for photovoltaic systems, among other things; and

WHEREAS, Supplier and Distributor enter into this Agreement to serve as a master agreement for the purchase and distribution of Products (as defined below) in the Territory, on a nonexclusive basis, subject to the terms and conditions set forth in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the recitals, the mutual promises herein and other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, the Parties, intending to be legally bound, agree as follows:

1. CERTAIN DEFINITIONS

1.1. “Authorized Distribution Price List” means Supplier’s price list for Products for the Territory, which price list may be modified by Supplier from time to time upon written notice to Distributor.

1.2. “Customer(s)” shall include, but not be limited to the Distributor, its subsidiaries and Distributor’s purchasers of Products.

1.3. “Products” means Supplier’s products that it authorizes Distributor to distribute and resell hereunder pursuant to Supplier’s Authorized Distribution Price List, which is provided to Distributor by Supplier from time to time. Supplier may add or remove Products from this Agreement by issuing a new Authorized Distribution Price List to Distributor.

1.4. “Program Letters” means letters issued by Supplier to Distributor from time to time, specifying matters such as, but not limited to, Supplier’s product line authorizations, policies and incentive programs.

1.5 “Territory” means the United States of America.

2. DISTRIBUTORSHIP

2.1. Distribution Appointment. Supplier authorizes and appoints Distributor to purchase Products on a non-exclusive basis, and to market, distribute and sell Products in the Territory, subject to all terms and conditions set forth in this Agreement. Unless expressly permitted in this Agreement, Distributor’s rights and obligations under this Agreement are non-sub-licensable and non-transferable. Distributor shall not distribute or sell Products to any person or entity located outside, or for use outside, the Territory, unless Supplier has agreed in writing to such distribution and sale on a case-by-case basis (which distribution and sale may be subject to such additional terms as Supplier may require). Distributor shall not actively advertise or promote Products outside the Territory, or establish any branch or facility for purposes of accomplishing the foregoing, without Supplier’s prior written consent. The aforesaid appointment is an essential element of this Agreement, breach or violation of this arrangement is grounds for termination if such breach is not resolved within 30 days after receiving written notice from Supplier.

2.2. Reservation of Rights. All rights not expressly granted to Distributor under this Agreement are reserved by Supplier. Distributor shall not use, copy, market, distribute, sublicense or otherwise transfer Products for any purpose or in any manner other than as expressly permitted by this Agreement. Nothing in this Agreement shall limit or restrict Supplier from distributing Products (or any components thereof) to any purchaser itself or by appointing other distributors therefore in the Territory.

3. BRANDING.

Distributor’s rights under Section 2 are subject to the requirement that Distributor use Supplier’s Trademarks in connection with its advertising, promotion and marketing of Products in the Territory and in related brochures and other materials, provided, however, that Distributor may use its name to identify itself as an Authorized Distributor of Products in the Territory, subject to the terms of this Agreement. Distributor shall not alter or remove from Products or documentation any of Supplier’s trademarks or trade names, patents, copyrights, proprietary notices, or other notices or markings, or add any other notices or markings to Products or documentation.

4. PRICING AND PAYMENT.

4.1. Distributor Price. The purchase price to be paid by Distributor for each unit of Products shall be the price set forth for such Product in the then-current Authorized Distribution Price List. Supplier may, in its sole discretion, change the Authorized Distribution Price List for any Product by written notice to Distributor effective as of the date specified in such Authorized Distribution Price List. Distributor shall receive from Supplier the best distributor price that Supplier offers in the Territory at any given time on the same product to similarly situated customers with the same terms.

4.2. Special Pricing Agreements. Distributor and Supplier shall have the ability to negotiate special price agreements for specific Customers, which would provide pricing better than Supplier’s best distributor market price at the time via mutual consultation and agreement.

4.3. Payment Terms. Distributor shall pay all invoiced amounts due to Supplier within thirty (30) days following Distributor’s receipt of Supplier’s invoice and goods.

4.4. Volume Incentive. Supplier shall provide a merchandise credit to Distributor if the following volume targets are achieved: [***] Said credit shall be paid to Distributor by January 15th for the previous calendar year. Distributor shall allocate the credit to its locations as it deems appropriate.

4.5. Cooperative Agreement. Supplier shall provide Distributor with a credit in the amount of [***] to be used by Distributor exclusively for marketing and advertising of the Products (hereinafter “Marketing Activities”) that are approved by Supplier in writing. Said credit shall be paid to Distributor by the 15th of the month following the quarter the credit is provided for (i.e., credit paid January 15, 2019, for credit provided for the fourth quarter (October to December) of 2018).

4.6. Freight Terms. Supplier is solely responsible for all costs and expenses relating to packing, crating, boxing, transporting, loading and unloading, customs, taxes, tariffs and duties, insurance and any other similar financial contributions or obligations relating to the production, manufacture, sale and delivery of the goods. The aforesaid obligation of Supplier is only applicable to goods ordered by Distributor with a minimum quantity of one container and above; for any order less than the said amount, Distributor shall bear the expenses for shipping, packing and other any expense arising out of such delivery.

4.7 Price Protection. In the event that the price of any of the Products decreases, Supplier shall give Distributor a credit or rebate for the difference in price for any inventory of the Products purchased by Distributor at the higher price within the preceding ninety(90) days.

5. TERM.

Unless earlier terminated in accordance with this Agreement, the initial term of this Agreement commences on the Effective Date and ends 12 (twelve) months thereafter, unless earlier terminated as provided under this Agreement and applicable law. This Agreement will automatically be extended for successive renewal terms of 12 (twelve) months each unless either party gives written notice of non-renewal at least thirty (30) days before the expiration of the then-current term.

6. OPERATIONS

6.1. Purchase Orders. Purchase order(s) from Distributor shall be confirmed via written acceptance or acceptance signature from Supplier and all purchase orders shall be sent to:

The Solaria Corporation

6200 Paseo Padre Parkway

Fremont, CA 94555

6.2. Product Supply. Supplier may make modifications to the Products, discontinue the sale of, or limit the production of, any Product. Supplier shall give Distributor ninety (90) days prior written notice in the event of any such modification or discontinuance.

6.4. Warranty. Supplier shall offer a limited warranty on all Products sold under this Agreement. Said warranty is attached hereto and incorporated herein by this reference as Exhibit A.

7. OTHER DUTIES OF DISTRIBUTOR

7.1 Marketing and Solicitation of Orders. Distributor agrees to use its best efforts to promote and market the Products, actively solicit inquiries and orders for, and sell the Products to Customers in the Territory. Without limiting the foregoing, Distributor agrees to do the following:

(a)	jointly formulate with Supplier a sales and marketing plan (with specific objectives for effective sales penetration of the Products within the Territory) for the Products on a quarterly basis;

(b)

maintain a trained staff of qualified personnel to perform Distributor’s sales and other obligations with respect to Products and respond to Customers’ questions regarding the functions, features, and use of the Products at Distributor’s own expense;

(c)	furnish reasonable quantities of technical and sales information concerning the Products to prospective customers; and

(d)	highlight the Products in its marketing materials.

7.2. Training. Distributor will ensure that any personnel who will be engaged with demonstrating, selling or otherwise supporting the Products have participated in relevant training sessions for the Products offered by Supplier from time to time.

8. Confidentiality. For the purpose of this Agreement, “Confidential Information” shall mean any confidential information whether oral, visual, written or electronic, designated in writing as proprietary or confidential by the disclosing Party at the time of disclosure. Confidential Information will not include any information that, as demonstrated by the receiving Party, is either known to the general public or to the industry, or known to, or in the possession of, the receiving Party prior to disclosure by the disclosing Party, that is disclosed as required by law, or that is independently developed by the receiving Party. If disclosure of such Confidential Information is required by law, the Party receiving such Confidential Information shall immediately notify the disclosing Party of such requirement prior to such disclosure and cooperate, acting reasonably and in good faith, with the disclosing Party with any efforts to prevent or oppose such disclosure where necessary. Each Party agrees that it shall not disclose to any third party any Confidential Information it obtains with respect to the other Party during or after the Term of this Agreement except as expressly permitted hereunder, and that it shall treat all such information as confidential and shall use such information only for carrying out the purposes of this Agreement; provided, however, that the Party receiving such Confidential Information of the disclosing Party shall use the Confidential Information only in connection with its performance under this Agreement and for no other purpose. The Parties shall not use such information for their own benefit or for the benefit of other third parties. All Confidential Information is provided “as is” and no representation or warranty as to accuracy or completeness is provided. The confidentiality obligations of the Parties hereunder shall continue during the Term of this Agreement and for a period of three (3) year from the date of disclosure of Confidential Information.

9. Press Releases. The Parties to this Agreement shall mutually agree on the specific form, substance and timing of any press release or other public disclosure related to this Agreement or the transactions contemplated hereby.

10. Entire Agreement. This Agreement constitutes the entire agreement between the parties with reference to this matter, and supersedes all prior agreements written or oral. This Agreement cannot be amended except by written instrument signed by the parties.

11. Relationship between the Parties. Other than stipulated hereunder, nothing in this Agreement shall create or be deemed to create a partnership, joint venture, or employer/employee relationship between the Parties and neither Party will or is entitled to act as an agent for the other Party.

12. Expenses. Each Party will be responsible for the payment of all costs and expenses incurred by it in connection with the preparation and negotiation of this Agreement.

13. Termination. During the Term, either Party may terminate this Agreement upon the occurrence of any of the following events: (i) if a Party is in material breach of its representations, warranties, duties or obligations under this Agreement, the other Party has provided written notice of such breach to the breaching Party, and the breaching Party has not cured within 30 days of its receipt of such notice; (ii) for its convenience after providing 60 days prior written notice to the other Party; or (iii) immediately upon the institution by or against the other Party of proceedings under bankruptcy, insolvency, or any other procedures for the settlement of debts; upon the other Party’s making an assignment for the benefit of its creditors; upon the appointment of a receiver for the other Party or its property; or upon the other Party’s voluntary or involuntary dissolution or liquidation.

14. INSURANCE.

14.1. Insurance Policies. Without limiting any of Supplier’s other obligations under this Agreement, during the Term and in respect of claims made basis policy for a period of twelve (12) years thereafter, Supplier shall, at its own expense, maintain and carry in full force and effect, subject to appropriate levels of insurance, at least the following types and amounts of insurance coverage, subject to the requirements set forth in Section 14.2: (a) third party liability with limits [***] covering Supplier’s liability regarding bodily injury and property damage which might be caused to the body and/or property of any person or entity due to acts or omissions of the Supplier. The policy is extended to indemnify and hold harmless the Distributor for liability that might be imposed upon it due to any act and/or omission of the Supplier and/or persons acting on its behalf, subject to a cross-liability clause under which the policy shall be deemed to have been drafted for each of the individual insured separately; (b) Product Liability Policy Insurance (combined with Professional indemnity) covering the Supplier’s liability in respect of any claim or demand first made during the period of insurance deriving from bodily injury, property damage caused by anything sold, manufactured, supplied, repaired, installed, erected, altered or treated by the Supplier and/or anyone acting on its behalf. Such insurance is subject to [***]. The policy shall be extended to indemnify and hold harmless the Distributor in respect of any liability which may devolve upon the Distributor due to (1) any negligent act, error or omission of the Supplier and/or anyone acting on its behalf deriving from the Services or (2) any bodily injury and/or property damage aforesaid.

14.2. Insurance Contract Requirements. Supplier shall ensure that all insurance policies required pursuant to Section 14.1:

(a)	are issued by a reputable insurance companies;

(b)	provide that such insurance be primary insurance and non-contributory;

(c)

the above policy is extended to indemnify and hold harmless the Distributor and Distributor’s affiliates, for its liability for the actions and/or omissions of Supplier and/or anyone acting on its behalf;

(d)	do not contain an exclusion if the Products are applied in a power station; and

(e)	waive any right of subrogation of the insurers against Distributor or any of its affiliates, however, such waiver shall not apply in favor of any person who causes an insured event willfully.

14.3. Insurance Certificates. Upon Distributor’s request, the Supplier shall provide Distributor with certificates evidencing the coverage outlined above. Specifically, the Certificates of Insurance and shall reflect the [***] described in paragraph 14.1 above and shall identify the covered entities as Consolidated Electrical Distributors, Inc. (“CED”) and all of its subsidiaries. Supplier’s Additional Insured coverage shall also provide, “CED and all of its subsidiaries.”

15. Notices. Any notice, request, instruction or other document to be given or delivered hereunder by a Party hereto shall be sent by internationally recognized express courier service or e-mail (receipt confirmed) and shall be deemed to have been delivered, (a) when signed as received if by courier service, or (b) on the date of transmission if sent by e-mail on a Business Day during the normal business hours to the intended recipient, and if not so, on the following Business Day:

If to Distributor:	If to Supplier:

CED Greentech 9190 Activity Road Suite #2A San Diego, CA 92126 Tel: (858) 775-2726 Email: Scott@CedGreentech.com	The Solaria Corporation 1700 Broadway Oakland, CA 94612 Tel: (510) 270-2507 Email: suvi@solaria.com or to such other individual or address as a Party hereto may designate for itself by notice given as herein provided.

16. Severability. In the event any one or more of the provisions of this Agreement is held to be void or unenforceable or illegal under the applicable law, such unenforceability or illegality shall not affect any other provision of this Agreement.

17. Choice of Law, Jurisdiction and Dispute Resolution. The validity, interpretation, and performance of this Agreement and any dispute arising hereunder, will be governed and construed in accordance with the laws of the State of California, without reference to any conflicts of law principles. The Parties hereby submit to personal jurisdiction and venue in the Courts of the State of California, for any disputes which may arise under this Agreement for the purpose of litigating such disputes.

18. Force Majeure. No Party will be considered in default or be liable to the other Party for any delay in performance or nonperformance caused by circumstances beyond the reasonable control of such Party, including but not limited to acts of God, explosion, fire, flood, war, whether or not declared, accident, labor strike or labor disturbances at third parties, sabotage, order or decrees of any court, or action of government authority. The Party affected by a force majeure event will immediately give written notice to the other Party of the nature and likely duration (if it can be assessed) of the force majeure. Performance of this Agreement will be suspended for the duration of the force majeure. Should the force majeure last for a period of longer than thirty (30) days, the Parties will meet and discuss appropriate remedial measures. The Party suffering a force majeure event will give notice of the cessation of the force majeure as soon as performance of this Agreement is no longer prevented.

19. Counterparts. This Agreement may be executed and recorded in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument. Each Party shall be entitled to rely upon executed copies of this Agreement transmitted by electronic means to the same and full extent as the originals.

IN WITNESS WHEREOF, the Parties have executed this Authorized Distributor Agreement, signed by its Authorized Representatives, as of the Effective Date.

Consolidated Electrical Distributors, Inc. dba CED Greentech		The Solaria Corporation (“Supplier”)
(“Distributor”)

By:	/s/ Matt Tolle	By:	/s/ Bob Zapotosky
Name:	Matt Tolle	Name:	Bob Zapotosky
Title:	Manager Supplier Relations and Strategic Planning	Title:	CFO

EXHIBIT A

Limited Warranty

Power Unlocked by Design

Limited Product Warranty

SOLARIA PowerXT® MODULES

This Limited Product Warranty covers the Solaria products (“Products”) purchased by you, or a successor owner of the Products, at the site of the original installation (“Customer”). Applicable Products are defined as Solaria solar modules developed for the residential market (PowerXT-xxxR) or commercial market (PowerXT-xxxC) where “xxx” is the power rating of the module.

1.	LIMITED WARRANTY:

(a)

Solaria warrants that for a period of 25 years from the date of shipment, the Products will be free from defects in material and workmanship, under normal conditions and when used in accordance with its documentation. If during the warranty period, a defect is confirmed in accordance with Section 2 below, Solaria will, at its sole obligation and Customer’s exclusive remedy, repair or replace the warranted Product or parts thereof. Defective Products or parts may be replaced with either new or factory refurbished or remanufactured Products or parts.

(b)

Solaria further warrants that for a period of 25 years from the date of shipment, the loss of power output relating to the initial guaranteed power which is defined as Peak Power Watts Pmax (Wp) plus Peak Power Watts Pmax (Wp) multiplied by the lower limit of the Power Output Tolerance Pmax (%)-as specified in the relevant Product Data Sheet and measured at Standard Test Conditions (STC) for the Product(s) shall not exceed:

•	For Monocrystalline Products: 2.0% in the first year, thereafter 0.5%per year, ending with 86.0% in the 25th year after the date of shipment.

If during the warranty period, the power output of the Product falls below the levels specified above, as a result of a Product defect that is confirmed in accordance with Section 2 below, Solaria will, as its sole obligation, elect to either:

1.	repair or replace the warranted Product or parts thereof, or

2.	issue a credit to Customer equal to the depreciated value of the Product (using 25-year life) attributable to the deficient power output.

In the event of a Solaria product used in a large field – to be defined as larger than 500 panels unless otherwise agreed – the average power of an array of panels will be used to establish whether an individual panel must be replaced or credit given. For example, if the average power value of an array is 94% after 10 years of operation but an individual panel is at 90%, the array power would be deemed acceptable and the individual panel in question would be replaced or credit given solely at Solaria’s discretion.

2.	WARRANTY CLAIM PROCESS:

To make a claim under this Limited Product Warranty, Customer should contact Solaria as follows:

Attn:	Warranty Claims Department

Email:	warrantyclaims@solaria.com

Solaria reserves the right to validate warranty claims and determine power losses on Customer’s premises if necessary and Customer agrees to provide access to relevant records and Products. Solaria reserves the right to have the cause of module failures or power loss verified and/or determined by reputable independent third party testing laboratories such as Pl Berlin, Sandia National Labs, or a mutually acceptable third party lab. Repaired or replaced Products will be subject to this Limited Product Warranty for the remainder of the original Product warranty period.

3.	WARRANTY EXCLUSIONS:

THIS LIMITED PRODUCT WARRANTY SHALL NOT APPLY TO PRODUCTS THAT HAVE BEEN SUBJECT TO:

(a)	Use that is not consistent with Products’ intended purpose and in accordance with Products’ documentation;

(b)

Misuse, damage, abuse, neglect or accident; alteration, improper installation, application or removal, placed or mounted in an unsuitable physical or operating environment or maintained improperly; power failure or voltage surges, lightning, flood, fire, accidental breakage or other events outside Solaria’s control;

(c)	Use with equipment not authorized by Solaria, including mirrors or other solar systems of any kind;

Solaria -Product Warranty

© 2018 Solaria Corporation 6200 Paseo Padre Parkway Fremont, CA 94555    510.270.2500    www.solaria.com

Power Unlocked by Design

(d)	Damage or corrosion resulting from negligence or due to improper storage;

(e)	Damage to serial numbers, markings, legends or labeling, including being altered, defaced, or removed.

(f)	Damage from external stress, in excess of the Product’s certified capabilities related to falling rocks, branches, roofing materials, hail or other debris;

(g)	Cosmetic defects stemming from normal wear and tear of the Product’s materials or external stains, marks or scratches that do not affect performance or functionality and physical abuse

(h)	This limited product warranty shall not apply to normal wear and tear, aging or natural degradation that does not affect power output.

(i)	Any error, omission or defects caused by third party designs, data or technology;

(j)	Defects that result in reduced power output but does not render the power output of the Product below the Solaria’s minimum warranted power output.

4.	DISCLAIMER:

EXCEPT AS EXPRESSLY WARRANTED IN THIS LIMITED PRODUCT WARRANTY, THE PRODUCT IS PROVIDED “AS IS,” AND CUSTOMER’S USE THEREOF IS AT ITS OWN RISK. SOLARIA DOES NOT MAKE, AND HEREBY DISCLAIMS, ANY AND ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT, AND ANY WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE. SOLARIA DOES NOT WARRANT THAT THE PRODUCTS WILL OPERATE WITHOUT INTERRUPTION OR WILL BE DEFECT-FREE, OR THAT THE PRODUCTS WILL MEET CUSTOMER’S REQUIREMENTS.

5.	LIMITATION OF LIABILITY:

IN NO EVENT SHALL SOLARIA’S LIABILITY ARISING OUT OF OR RELATED TO THE PRODUCT OR CUSTOMER’S USE OF THE PRODUCT EXCEED THE AMOUNT PAID BY CUSTOMER FOR THE DEFECTIVE PRODUCT, AS EVIDENCED BY THE ORIGINAL INVOICE. IN NO EVENT SHALL SOLARIA BE LIABLE TO CUSTOMER, OR TO ANY THIRD PARTY FOR ANY LOSS OF PROFITS, SALES, BUSINESS, DATA OR OTHER INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER ARISING IN

CONTRACT, TORT, NEGLIGENCE OR STRICT LIABILITY, EVEN IF SOLARIA HAS BEEN INFORMED OF, KNEW OF, OR SHOULD HAVE KNOWN OF THE LIKELIHOOD OF SUCH DAMAGES.

6.	DISCLOSURE:

SOME JURISDICTIONS DO NOT ALLOW CERTAIN DISCLAIMERS AND/OR LIMITATIONS SUCH AS THOSE SET FORTH IN THIS LIMITED PRODUCT WARRANTY AND SUCH DISCLAIMERS AND/OR LIMITATIONS MAY NOT APPLY.

7.	GENERAL:

(a)

This Limited Product Warranty is governed by the laws of the State of California, without regard to its conflicts of law provisions. Customer hereby consents to the exclusive jurisdiction and venue of the state and federal courts located in the Northern District of California for all disputes related to the Products.

(b)	All disputes arising hereunder must be brought by Customer no later than one (1) year after the event giving rise to the dispute occurred.

(c)	The remedies in this Limited Product Warranty are Customer’s sole and exclusive remedies and are in lieu of all other remedies at law or in equity, notwithstanding any failure of essential purpose.

Solaria -Product Warranty

© 2018 Solaria Corporation 6200 Paseo Padre Parkway Fremont, CA 94555    510.270.2500    www.solaria.com